Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-274167, 333-267781, 333-290142, and 333-290143) and Form S-8 (Nos. 333-35151, 333-90428, 333-118546, 333-127574, 333-137954, 333-148660, 333-162610, 333-167515, 333-176365, 333-176366, 333-190549, 333-198853, 333-206165, 333-214503, 333-219830, 333-233023, 333-259518, 333-267352, 333-273059, 333-281293, and 333-287008) of Heron Therapeutics, Inc. of our report dated February 26, 2026, relating to the consolidated financial statements as of and for the year ended December 31, 2025, and the effectiveness of Heron Therapeutics, Inc.’s internal control over financial reporting as of December 31, 2025, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

Orlando, Florida

February 26, 2026